SUBSIDIARIES OF REGISTRANT



                                                          Jurisdiction of
Subsidiaries                                              Incorporation
------------                                              -------------
Audiovox Communications Corp.                             Delaware
Audiovox Electronics Corporation                          Delaware
Quintex Mobile Communications Corp.                       Delaware
American Radio Corp.                                      Georgia
Audiovox Holding Corp.                                    New York
Audiovox Communications Canada Co.                        Ontario
Audiovox Communications (Malaysia) Sdn. Bhd.              Malaysia
Audiovox Holdings (M) Sdn. Bhd.                           Malaysia
Audiovox Venezuela C.A.                                   Venezuela
Audiovox Europe Holdings GmbH                             Germany



                                                    Exhibit 21